DISTRIBUTION AGREEMENT

                                     between

                   BACAP ALTERNATIVE MULTI-STRATEGY FUND, LLC

                                       and

                             BACAP DISTRIBUTORS, LLC

                                        Dated as of: March 1, 2003

BACAP Distributors, LLC
101 South Tryon Street
Charlotte, North Carolina 28255

Dear Sirs:

          BACAP Alternative Multi-Strategy Fund, LLC, a Delaware limited liability company (the "Fund"), is registered as a closed-end, non-diversified management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and is registering $125,000,000 of its limited liability company interests ("Interests") under the Securities Act of 1933, as amended (the "1933 Act"), to be offered for sale in a public offering in accordance with the terms and conditions set forth in the Prospectus and Statement of Additional Information included in the Fund's Registration
Statement filed with the Securities and Exchange Commission on Form N-2, as it may be amended from time to time (the "Prospectus").

          In this connection, the Fund desires that your firm, BACAP Distributors, LLC (the "Distributor"), act as distributor for the sale and distribution of Interests which have been registered as described above and of any additional Interests which may become registered during the term of this Agreement. You have advised the Fund that you are willing to act as the distributor of Interests, and it is accordingly agreed by and between us as follows:

          1. Appointment of the Distributor. The Fund hereby appoints you as the sole distributor of Interests in connection with the aforesaid public offering of Interests, and the Fund further agrees from and after the date of this Agreement, that it will not, without your consent, sell or agree to sell any Interests otherwise than through you, except: (a) the Fund may issue Interests in connection with a merger, consolidation or acquisition of assets on such basis as may be authorized or permitted by the 1940 Act and the rules thereunder; and (b) the Fund may issue Interests in connection with the reinvestment of distributions made by the Fund or of any other investment company if permitted by the current Prospectus.

          2. Sale of Interests. You agree to serve as the distributor of Interests in accordance with the terms of this Agreement, and to offer Interests to investors as agent of the Fund either directly or through broker, dealers and other financial institutions which enter into selling agreements with you ("Selling Agents"). In connection with the offering of Interests, you further agree that:

               (a) You will use your best efforts to sell Interests, provided, however, that when requested by the Fund at any time because of market or other economic considerations or abnormal circumstances of any kind, or when agreed to by mutual consent between you and the Fund, you will suspend such efforts. The Fund may also withdraw the offering of Interests at any time when required by the provisions of any statute, order, rule or regulation of any governmental body having jurisdiction. It is understood that you do not undertake to sell all or any specific number or amount of Interests.

               (b) You will not make offers or sales of Interests except in the manner set forth in the Prospectus. We have established procedures that are to be followed in connection with the offer and sale of Interests and you agree not to make offers or sales of any Interests and agree to require all brokers, dealers and other financial institutions that enter into selling agreements with you not to make any such offers or sales except in compliance with such procedures. In this regard, you agree that:

                    (i) No sale of Interests to any one investor will be for less than the minimum amount as may be specified in the Prospectus or as the Fund shall advise you.

                    (ii) No offer or sale of Interests will be made in any state or jurisdiction, or to any prospective investor located in any state or jurisdiction, where Interests have not been registered or qualified for offer and sale under applicable state securities laws unless Interests are exempt from the registration or qualification requirements of such laws.

                    (iii) Sales of Interests will be made only to persons who are "qualified clients," as that term is defined by Rule 205-3 under the Investment Advisers Act of 1940, as amended, and who meet such other eligibility requirements as may be imposed by the Fund and set forth in the Prospectus.

               (c) You will furnish to prospective investors only such information concerning the Fund and the offering of Interests as may be contained in the current Prospectus or any written supplements thereto, and such other materials as you have prepared and which comply with applicable laws and regulations and with applicable rules and interpretations of National Association of Securities Dealers Regulation, Inc. ("NASDR"). For purposes of the offering of Interests, the Fund will furnish to you copies of the Prospectus (or prior to the effective date of the Fund's registration under the 1933 Act, copies of the preliminary prospectus) and copies of the Fund's Statement of Additional Information ("SAI") which shall be furnished by you to prospective investors as required by applicable law and regulations. Additional copies of these materials will be furnished in such numbers as you may reasonably request for purposes of the offering.

               (d) The closing of the initial offering of Interests will occur on such date as we shall agree. Thereafter, Interests shall be offered and made available for purchase on a monthly basis as described in the current Prospectus or on such other basis as may be determined by the Fund.

          3. Compensation. As compensation for the services to be provided by the Distributor under this Agreement, you and Selling Agents shall be entitled to receive compensation as set forth in Appendix A, attached hereto.

          4. Purchase of Interests.

               (a) As Distributor, you shall have the right, subject to the terms of this Agreement, to accept or reject orders for the purchase of Interests at your discretion. Any consideration that you may receive in connection with a rejected purchase order must be returned promptly.

               (b) You agree promptly to issue, or to cause the duly appointed investor servicing agent of the Fund to issue as your agent, confirmations of all accepted purchase orders and to transmit a copy of such confirmations to the Fund. The full subscription amounts payable in connection with each order for the purchase of Interests by an investor shall be transmitted by you or by the selling dealer to the Fund's escrow agent, including applicable sales charges, within the periods specified in the Prospectus.

          5. 1933 Act Registration. The Fund agrees that it will use its best efforts to maintain the effectiveness of its Registration Statement under the 1933 Act (the "Registration Statement"). The Fund further agrees to prepare and file any amendments to the Registration Statement as may be necessary and any supplemental data in order to comply with the 1933 Act.

          6. 1940 Act Registration. The Fund is registered under the 1940 Act as a closed-end management investment company, and will use its best efforts to maintain such registration and to comply with the requirements of the 1940 Act.

          7. State Blue Sky Qualification. At your request, the Fund will take such steps as may be necessary and feasible to qualify Interests for sale in states, territories or dependencies of the United States, the District of Columbia, and the Commonwealth of Puerto Rico, in accordance with the laws thereof, and to renew or extend any such qualification; provided, however, that the Fund shall not be required to qualify Interests or to maintain the qualification of Interests in any jurisdiction where it shall deem such qualification disadvantageous to the Fund.

          8. Duties of the Distributor. You agree that:

               (a) You will furnish to the Fund any pertinent information required to be inserted with respect to you as the Distributor within the purview of all applicable laws and regulations in any reports or registrations required to be filed by the Fund with any governmental authority;

               (b) You will not make any representations inconsistent with the information contained in the Prospectus;

               (c) You will maintain such records as may be reasonably required for the Fund or its investor servicing agent to respond to member requests or complaints, and to permit the Fund to maintain proper accounting records, and you shall make such records available to the Fund and its investor servicing agent upon request; and

               (d) In performing your duties under this Agreement, you shall comply with all requirements of the Prospectus and all applicable laws, rules and regulations (including the rules of NASDR) with respect to the purchase, sale and distribution of Interests.

          9. Allocation of Costs. The Fund will pay the cost of composition and printing of sufficient copies of its Prospectus and of the SAI as shall reasonably be required in connection with the distribution of Interests to investors and for periodic distribution to its members and will pay the expense of registering Interests for sale under federal securities laws and for qualifying Interests under state blue sky laws pursuant to paragraph 7. You shall pay the expenses normally attributable to the offering and sale of Interests, other than those to be paid by the Fund.

          10. Indemnification and Exculpation.

               (a) The Fund agrees to the indemnification provisions attached hereto as Appendix B, which form a part of this Agreement

               (b) The Distributor shall not be liable to the Fund for any error or mistake of judgement of law or for any loss suffered by the Fund in connection with the performance by BACAP of its duties under this Agreement, except a loss resulting from a breach of fiduciary with respect to the receipt of compensation for services, or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of BACAP or any of its officers, directors, managers, employees or agents (collectively, the "Affiliates") in the performance of their duties under this Agreement, or from reckless disregard by BACAP or its Affiliates of their obligations or duties under this Agreement.

          11. Duration. This Agreement will take effect on the date first set forth above. Unless earlier terminated pursuant to paragraph 12 hereof, this Agreement shall remain in effect for an initial term of two (2) years from such date and thereafter shall continue in effect from year to year, so long as such continuance shall be approved at least annually by the Fund's Board of Managers (the "Board"), including the vote of the majority of the Managers who are not parties to this Agreement or "interested persons" (as defined by the 1940 Act and the rules thereunder) of any such party, cast in person at a meeting called for the purpose of voting on such approval.

          12. Termination. This Agreement may be terminated (I) by the Distributor at any time without penalty upon sixty (60) days' written notice to the Fund (which notice may be waived by the Fund); or (ii) by the Fund at any time without penalty upon sixty (60) days' written notice to the Distributor (which notice may be waived by the Distributor). If this Agreement is terminated prior to the sale of Interests to the public, the Distributor shall not be entitled to any compensation hereunder other than reimbursement of any out-of-pocket expenses that may be payable to the Distributor hereunder.

          13. Condition to Distributor's Obligations. Your obligations to provide services under this Agreement shall be subject to your receipt of an opinion of counsel to the Fund as to matters set forth in Appendix C of this Agreement.

          14. Amendment and Assignment. Any amendment to this Agreement shall be in writing and shall be subject to the approval of the Board, including the vote of a majority of the Managers who are not "interested persons," as defined by the 1940 Act and the rules[ ]thereunder, of the Fund or the Distributor. This Agreement shall automatically and immediately terminate in the event of its "assignment," as defined by the 1940 Act and the rules thereunder.

          15. Disclaimer of Manager and Member Liability. The Distributor understands and agrees that the obligations of the Fund under this Agreement are not binding upon any Manager or member of the Fund personally, but bind only the Fund and the Fund's property. The Distributor acknowledges in this regard that it has notice of the provisions of the Limited Liability Company Agreement of the Fund disclaiming Manager and member liability for acts or obligations of the Fund.

          16. Notices. All written notices given pursuant to this Agreement shall be sent to a party at the address set forth herein (or such other address as may be specified by a party in a written notice to the other party) and shall be deemed given upon receipt.

          17. Section Headings. The headings for each paragraph of this Agreement are for descriptive purposes only, and such headings are not to be construed or interpreted as part of this Agreement.

          If the foregoing is in accordance with your understanding, so indicate by signing in the space provided below.

                                    BACAP ALTERNATIVE MULTI-STRATEGY FUND, LLC


                                    By: /s/ Robert H. Gordon
                                        --------------------
                                        Name:  Robert H. Gordon
                                        Title: President

                                    101 South Tryon Street
                                    Charlotte, NC  28255

Accepted:

BACAP DISTRIBUTORS, LLC

By: /s/ Robert H. Gordon
    --------------------
    Name:  Robert H. Gordon
    Title: Chairman, President

                                   APPENDIX A
                                   ----------

                                  FEE SCHEDULE
                                  ------------

     In consideration of services relating to the distribution of Interests to investors by the Distributor ("Distribution Services"), the Distributor shall receive any applicable sales charge assessed upon Investors in accordance with the purchase of Interests (the "Distribution Fee"). The Distributor, in its agreement with each Selling Agent, shall designate the portion of the Distribution Fee attributable to Interests placed by such Selling Agent that shall be paid to such Selling Agent (which portion may be up to the entire Distribution Fee attributable to such Interests), and the Distributor shall pay such designated portion of the Distribution Fee to the Selling Agent. Payment of Distribution Fees shall be made promptly after the last day of each calendar month.

                                   APPENDIX B
                                   ----------

          In connection with the engagement of the Distributor to advise and assist the Fund (referred to herein as "we", "our" or "us") with the matters set forth in this Agreement, we hereby agree to indemnify and hold harmless the Distributor, its affiliated companies, and each of the Distributor's and such affiliated companies' respective officers, directors, agents, employees and controlling persons (within the meaning of each of Section 20 of the Securities Exchange Act of 1934 and Section 15 of the Securities Act of 1933) (each of the foregoing, including the Distributor, being hereinafter referred to as an "Indemnified Person") to the fullest extent permitted by law from and against any and all losses, claims, damages, expenses (including reasonable fees, disbursements and other charges of counsel), actions (including actions brought by us or our equity holders or derivative actions brought by any person claiming through us or in our name), proceedings, arbitrations or investigations (whether formal or informal), or threats thereof (all of the foregoing being hereinafter referred to as "Liabilities"), based upon, relating to or arising out of such engagement or any Indemnified Person's role therein; provided, however, that we shall not be liable under this paragraph: (a) for any amount paid in settlement of claims without our consent, unless our consent is unreasonably withheld, or
(b) to the extent that it is finally judicially determined, or expressly stated in an arbitration award, that such Liabilities resulted primarily from the willful misconduct, bad faith or gross negligence of the Indemnified Person seeking indemnification in the performance of such person's duties under this Agreement, or from the reckless disregard of such person's obligations or duties under this Agreement. If multiple claims are brought against any Indemnified Person in an arbitration or other proceeding and at least one such claim is based upon, relates to or arises out of the engagement of the Distributor by us or any Indemnified Person's role therein, we agree that any award, judgment and other Liabilities resulting therefrom shall be deemed conclusively to be based on, relate to or arise out of the engagement of the Distributor by us or any Indemnified Person's role therein, except to the extent that such award or judgment expressly states that the award or judgment, or any portion thereof, is based solely upon, relates to or arises out of other matters for which indemnification is not available hereunder. In connection with our obligation to indemnify for expenses as set forth above, we further agree to reimburse each Indemnified Person for all such expenses (including reasonable fees, disbursements and other charges of counsel) as they are incurred by such Indemnified Person; provided, however, that if an Indemnified Person is reimbursed hereunder for any expenses, the amount so paid shall be refunded if and to the extent it is finally judicially determined, or expressly stated in an arbitration award, that the Liabilities in question resulted primarily from the willful misconduct, bad faith or gross negligence of such Indemnified Person in the performance of such person's duties under this Agreement, or from the reckless disregard of such person's obligations or duties under this Agreement. We hereby also agree that neither the Distributor nor any other Indemnified Person shall have any liability to us (or anyone claiming through us or in our name) in connection with the Distributor's engagement by us except to the extent that such Indemnified Person has engaged in willful misconduct, acted in bad faith or been grossly negligent.

          Promptly after the Distributor receives notice of the commencement of any action or other proceeding in respect of which indemnification or reimbursement may be sought hereunder, the Distributor will notify us thereof; but the omission so to notify us shall not relieve us from any obligation hereunder unless, and only to the extent that, such omission results in our forfeiture of substantive rights or defenses. If any such action or other proceeding shall be brought against any Indemnified Person, we shall, upon written notice given reasonably promptly following your notice to us of such action or proceeding, be entitled to assume the defense thereof at our expense with counsel chosen by us and reasonably satisfactory to such Indemnified Person; provided, however, that any Indemnified Person may at its own expense retain separate counsel to participate in such defense. Notwithstanding the foregoing, such Indemnified Person shall have the right to employ separate counsel at our expense and to control its own defense of such action or proceeding if, in the reasonable opinion of counsel to such Indemnified Person,
(i) there are or may be legal defenses available to such Indemnified Person or to other Indemnified Persons that are different from or additional to those available to us, or (ii) a difference of position or potential difference of position exists between us and such Indemnified Person that would make such separate representation advisable; provided, however, that in no event shall we be required to pay fees and expenses under this indemnity for more than one firm of attorneys (in addition to local counsel) in any jurisdiction in any one legal action or group of related legal actions. We agree that we will not, without the prior written consent of the Distributor, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated by the Distributor's engagement (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise or consent includes an unconditional release of the Distributor and each other Indemnified Person from all liability arising or that may arise out of such claim, action or proceeding.

                                   APPENDIX C
                                   ----------

                   CONDITIONS TO THE DISTRIBUTOR'S OBLIGATIONS
                   -------------------------------------------

          The opinion referred to in paragraph 13 shall state that:

          1. The Registration Statement, all preliminary prospectuses and the final prospectus (in the form filed with the SEC pursuant to Rule 497 under the Act, as amended or supplemented, the "Prospectus") (except with respect to the financial statements and schedules thereto and other financial data, as to which we express no opinion) comply as to form in all material respects with the requirements of the Act and the applicable rules and regulations thereunder.

          2. The Registration Statement has become effective under the Act; to our knowledge, no stop order suspending the effectiveness of the Registration Statement or suspending or preventing the use of the Prospectus has been issued and no proceedings for that purpose have been instituted or are threatened or pending; and any required filing of the Prospectus or any supplement thereto pursuant to Rule 497 promulgated under the Act have been made in the manner and within the time period required by Rule 497.

03564.0004 #495084